EXHIBIT 12.1

First BanCorp

Computation of Ratio of Earnings to Fixed Charges

Six-Month Period Ended June 30, 2012

Including Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(148)
Plus:
Fixed Charges (excluding capitalized interest)	97,265

Total Earnings	$97,117

Fixed Charges:
Interest expensed and capitalized	$95,675
Amortized premiums, discounts, and capitalized expenses related to indebtedness	3
An estimate of the interest component within rental expense	1,587

Total Fixed Charges	$97,265

Ratio of Earnings to Fixed Charges	(A)

Excluding Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(148)
Plus:
Fixed Charges (excluding capitalized interest)	27,042

Total Losses	$26,894

Fixed Charges:
Interest expensed and capitalized	$25,452
Amortized premiums, discounts, and capitalized expenses related to indebtedness	3
An estimate of the interest component within rental expense	1,587

Total Fixed Charges	$27,042

Ratio of Earnings to Fixed Charges	(A)

(A)	For June 30, 2012, the ratio coverage was less than 1:1. The Corporation would have to generate additional earnings of $0.1 million to achieve a ratio of 1:1 for the six-month ended June 30, 2012.